Exhibit 10.28

First Amendment

to

TV Guide Annual Bonus Plan

The TV Guide Annual Bonus Plan is hereby amended as follows:

The description of the Individual Component set forth under the heading “Plan Criteria” is amended by deleting the sentences reading:

“Each managing head of a business unit will be allotted an aggregate Bonus Award budget assuming that each participant within the business unit will be awarded 100% of the Individual Component of their Target Award. While any participant’s or participants’ Individual Component awards may exceed 100% of the Individual Component target (as reflected in the Suggested Payout Guidelines above), the managing heads’ overall assignment of Individual Component awards for a respective business unit must not exceed 100% of the Individual Component target for the entire business unit. “

and replacing such sentences in their entirety with the following sentences:

“While any participant’s Individual Component award may exceed 100% of the Individual Component target, the aggregate of all of the Individual Component awards for a respective business unit must not exceed an aggregate amount equal the aggregate Individual Component target for the entire business unit multiplied by greater of (x) 100% or (y) the weighted Company EPI percentage used in the calculation of the Economic Component of the Bonus Awards. Each managing head of a business unit will be allotted an aggregate Bonus Award budget based on the foregoing from which to make Individual Component awards.”